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Exhibit 99.1
------------
  Media Contact:
  Lisa Easley
  Manager, Public Relations
  Biogen, Inc.
  tel: (617) 679-2812

  Investment Community Contact:
  Elizabeth Woo
  Manager, Investor Relations
  Biogen, Inc.
  tel: (617) 679-2812

                              FOR IMMEDIATE RELEASE

             BIOGEN ANNOUNCES THAT BOARD OF DIRECTORS HAS AUTHORIZED
              REPURCHASE OF UP TO 4,000,000 SHARES OF COMMON STOCK

Cambridge, MA (February 22, 1999) -- Biogen, Inc. (NASDAQ/BGEN) today announced that its Board of Directors has authorized the repurchase of up to 4,000,000 shares of its common stock. The repurchased stock will provide the Company with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. Stock purchases will occur from time to time over the next two years, depending on market conditions and other corporate considerations.

Jim Vincent, Biogen's Chairman and Chief Executive Officer, said, "We believe the repurchase of our stock is an attractive opportunity and is consistent with our objective of enhancing long-term shareholder value. The Board's action further demonstrates our continued confidence in our strategy and in our prospects for future growth."

During the period from December 1997 through November 1998, the Company completed a 2,000,000 share buyback, representing the first stock repurchase program instituted by the Company.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current beliefs and expectations. Drug development and commercialization involve a high degree of risk. Factors which could cause actual results to differ materially from the Company's current expectations are described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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Page 2 Biogen Board of Directors Authorizes Repurchase of up to 4,000,000 Shares

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Biogen, Inc., winner of the 1998 U.S. National Medal of Technology, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. Headquartered in Cambridge, MA, the Company's revenues are generated from U.S. and European sales of AVONEX(R) (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis, and from the worldwide sales by licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen's research and development activities are focused on novel products for multiple sclerosis, inflammatory, respiratory, kidney and cardiovascular diseases and in developmental biology and gene therapy. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.